Exhibit 23.1

KPMG LLP Chartered Accountants Bay Adelaide Centre 333 Bay Street Suite 4600 Toronto ON M5H 2S5 Canada	Telephone Fax Internet	(416) 777-8500 (416) 777-8818 www.kpmg.ca

Consent of Independent Registered Public Accounting Firm

The Board of Directors

AuRico Gold Inc.

We consent to the incorporation by reference in this Form F-3 dated June 11, 2013 of our Independent Auditors’ Report of Registered Public Accounting Firm dated March 25, 2013, on the consolidated financial statements of AuRico Gold Inc. (the “Company”), which comprise the consolidated balance sheets as at December 31, 2012 and December 31, 2011, the consolidated statements of operations, comprehensive income, cash flows and changes in shareholders’ equity for the years then ended, and notes, comprising a summary of significant accounting policies and other explanatory information, and our Report of Independent Registered Public Accounting Firm dated March 25, 2013 on the effectiveness of the Company’s internal control over financial reporting as of December 31, 2012, and to the reference to our firm under the heading “Experts” in the prospectus.

Chartered Accountants, Licensed Public Accountants
June 10, 2013
Toronto, Canada

KPMG LLP is a Canadian limited liability partnership and a member firm of the KPMG network of independent member firms affiliated with KPMG International Cooperative
(“KPMG International”), a Swiss entity.
KPMG Canada provides services to KPMG LLP.